Exhibit 5.1

107 Selden Street Berlin, CT 06037 Kerry J. Tomasevich Assistant General Counsel and Assistant Secretary 860-665-5744 kerry.tomasevich@eversource.com

June 4, 2021

Eversource Energy

800 Boylston Street, 17th Floor

Boston, Massachusetts 02199

Re:       Registration Statement on Form S-4

Ladies and Gentlemen:

I am Assistant General Counsel of Eversource Energy Service Company and Assistant Secretary of Eversource Energy, a Massachusetts business trust and voluntary association organized under the laws of the Commonwealth of Massachusetts (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement on Form S-4 of the Company (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the Company’s common shares, par value $5.00 per share (the “Common Shares”), that may be issued by the Company in connection with an Agreement and Plan of Merger, dated April 7, 2021 (the “Merger Agreement”), by and among Aquarion Company, a Connecticut corporation and wholly owned subsidiary of the Company (“Aquarion”), Aquarion Merger Company, LLC, a Connecticut limited liability company and a wholly owned subsidiary of Aquarion (“Merger Sub”) and New England Service Company, a Connecticut corporation (“NESC”), pursuant to which Merger Sub will merge with and into NESC, which will survive as a direct, wholly owned subsidiary of Aquarion and an indirect subsidiary of the Company.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, I have examined such corporate records and other documents and I have reviewed such matters of law as I have deemed necessary or appropriate.

I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures or instruments that I have reviewed. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed.

I am a member of the bar of the Commonwealth of Massachusetts and I express no opinions as to the laws of any jurisdiction other than the federal laws of the United States, the General Corporation Law of the Commonwealth of Massachusetts, including all applicable Massachusetts statutory provisions of law and the reported judicial decisions interpreting these laws, and the laws of the Commonwealth of Massachusetts.

Eversource Energy

June 4, 2021

Based on and subject to the foregoing, I am of the opinion that when the Registration Statement has been declared effective by order of the Commission and the Common Shares have been issued in accordance with the terms and conditions set forth in the Merger Agreement, the Common Shares will be duly authorized, validly issued, and the Common Shares will be fully paid and nonassessable.

This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. I hereby consent to be named in the Registration Statement and in the related proxy statement/prospectus contained therein under the caption “Legal Matters” as the attorney who passed upon the legality of the Common Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Kerry J. Tomasevich

Kerry J. Tomasevich